Exhibit 3.1

AMENDED AND RESTATED

BY-LAWS

OF

RPM INTERNATIONAL INC.

(Adopted as of January 24, 2024)

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of the Company shall be in the City of Wilmington, County of New Castle, State of Delaware.

Section 2. Other Offices. The Company may also have offices at such other places both within and without the State of Delaware as the Board of Directors (the “Board”) may from time to time determine or the business of the Company may require.

ARTICLE II

FISCAL YEAR

Section 1. Fiscal Year. The fiscal year of the Company shall end upon each May 31, or otherwise shall be as designated by the Board.

ARTICLE III

STOCKHOLDERS

Section 1. Annual Meeting. The annual meeting of the stockholders for the election of Directors, and for the transaction of any other proper business, shall be held on such date after the annual financial statements of the Company have been prepared as shall be determined by the Board from time to time. Only such business shall be conducted as shall have been properly brought before the meeting. In the event that the annual meeting is not held on the date designated therefor in accordance with this Section 1, the Directors shall cause the annual meeting to be held as soon after that date as convenient.

(A) Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the Company’s notice of meeting, (ii) by or at the direction of the Board or (iii) by any stockholder of the Company who (a) was a stockholder of record at the time of giving of notice provided for herein and at the time of the annual meeting, (b) is entitled to vote at the annual meeting and (c) complies with the notice procedures set forth herein as to such business or nomination. Clause (iii) hereof shall be the exclusive means for a stockholder to make nominations or submit other business (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or Article XV hereof and included in the Company’s notice of meeting) before an annual meeting of stockholders.

(B) Without qualification, for any nominations or any other business to be properly brought before an annual meeting by a stockholder pursuant to Section 1(A)(iii) hereof, the stockholder must have given timely notice thereof in writing to the Secretary and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Company not earlier than the close of business on the 120th day, and not later than the close of business on the 90th day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for giving of a stockholder’s notice as described above. To be in proper form, a stockholder’s notice (whether given pursuant to this Section 1(B) or Section 2 hereinafter) to the Secretary must (i) set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (a) (1) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, if any, (2) if such stockholder or beneficial owner, if any, is not a natural person, the identity of the natural person or persons associated with such stockholder or beneficial owner responsible for the formulation of and decision to propose the business to be brought before the annual meeting (such person or persons, the “Responsible Person”), the manner in which such Responsible Person was selected, any fiduciary duties owed by such Responsible Person to the equity holders or other beneficiaries of such stockholder or beneficial owner, the qualifications and background of such Responsible Person and any material interests or relationships of such Responsible Person that are not shared generally by the other record or beneficial holders of the shares of any class or series of the Company and that reasonably could have influenced the decision of such stockholder or beneficial owner to propose such business to be brought before the annual meeting, and (3) if such stockholder or beneficial owner, if any, is a natural person, the qualifications and background of such natural person and any material interests or relationships of such natural person that are not shared generally by the other record or beneficial holders of the shares of any class or series of the Company and that reasonably could have influenced the decision of such stockholder or beneficial owner to propose such business to be brought before the annual meeting, (b) (1) the class or series and number of shares of the Company which are, directly or indirectly, owned beneficially and of record by such stockholder and such beneficial owner, (2) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Company or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company, (3) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any shares of any security of the Company, (4) any short interest in any security of the Company (for purposes hereof, a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (5) any rights to dividends on the shares of the Company owned beneficially by such stockholder that are separated or separable from the underlying shares of the Company, (6) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, (7) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of shares of the Company or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s immediate family sharing the same household (which information shall be supplemented by such stockholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date), (8) any direct or indirect interest of such stockholder in any contract with the Company, any affiliate of the Company (including any employment agreement, collective bargaining agreement or consulting agreement), or any principal competitor of the Company, (9) any pending or threatened litigation in which such stockholder is a party or material participant involving the Company or any of its officers or Directors, or any affiliate of the Company, and (10) any material transaction occurring during the prior twelve months between such stockholder, on the one hand, and the Company, any affiliate of the Company or any principal competitor of the Company, on the other hand, and (c) any other information relating to the stockholder or beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of Directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; (ii) if the notice relates to any business other than a nomination of a Director or Directors that the stockholder proposes to bring before the meeting, set forth (a) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder and beneficial owner, if any, in such business and (b) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, including a summary of any material discussions regarding the business proposed to be brought before the meeting between or among such stockholder and beneficial owner, if any, and any other such person or persons; (iii) set forth, as to each person, if any, whom the stockholder proposes to nominate for election or re-election to the Board (a) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to be named in the proxy statement as a nominee and to serving as a Director if elected) and (b) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a Director or executive officer of such registrant; and (iv) with respect to each nominee for election or re-election to the Board, include a completed and signed questionnaire, representation and agreement required by Section 12 hereof. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent Director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

(C) Notwithstanding anything in the second sentence of Section 1(B) herein to the contrary, in the event that the number of Directors to be elected to the Board is increased and there is no public announcement by the Company naming all of the nominees for Director or specifying the size of the increased Board at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required herein shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

Section 2. Special Meetings. Special meetings of the stockholders may be called at any time by the Chairman of the Board, the President of the Company, the majority of the Board and the Chairman of the Board or the President at the written request of stockholders owning a majority of shares of the Voting Stock (as such term is defined in the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”)). Special meetings of holders of the outstanding preferred stock, $0.01 par value per share, of the Company (the “Preferred Stock”), if any, may be called in the manner and for the purposes provided in the applicable Preferred Stock Designation (as such term is defined in the Certificate of Incorporation). Calls for special meetings shall specify the purpose or purposes of the proposed meeting. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Company’s notice of meeting.

(A) Nominations of persons for election to the Board may be made at a special meeting of stockholders at which Directors are to be elected pursuant to the Company’s notice of meeting (i) by or at the direction of the Board or (ii) provided that the Board has determined that Directors shall be elected at such meeting, by any stockholder of the Company who (a) is a stockholder of record at the time of giving notice provided for herein and at the time of the special meeting, (b) is entitled to vote at the meeting, and (c) complies with the notice procedures set forth in Section 1 of this Article III as to such nomination. In the event the Company calls a special meeting of stockholders for the purpose of electing one or more Directors to the Board, any such stockholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Company’s notice of meeting, if the stockholder’s notice required by Section 1(B) of this Article III with respect to any nomination (including the completed and signed questionnaire, representation and agreement required by Section 12 of this Article III) shall be delivered to the Secretary at the principal executive offices of the Company not earlier than the close of business on the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall any adjournment or postponement of a special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(B) No stockholder may demand that the President call a special meeting of stockholders pursuant to Section 2 of this Article III unless a stockholder of record has first submitted a request in writing that the Board fix a record date for the purpose of determining the stockholders entitled to demand that the President call such special meeting, which request shall be in proper form and delivered to, or mailed and received by, the Secretary at the principal executive offices of the Company. To be in proper form for purposes of Section 2 of this Article III, a request by a stockholder for the Board to fix a record date shall set forth as to each stockholder giving the notice and the beneficial owner, if any, on whose behalf the request is made, the information required to be included in a stockholder’s notice by Section 1(B) of this Article III.

(C) Within 10 days after receipt of a request to fix a record date in proper form and otherwise in compliance with Section 2 of this Article III from any stockholder of record, the Board may adopt a resolution fixing a record date for the purpose of determining the stockholders entitled to demand that the President of the Company call a special meeting, which date shall not precede the date upon which the resolution fixing the record date is adopted by the Board. If no resolution fixing a record date has been adopted by the Board within the 10 day period after the date on which such a request to fix a record date was received, the record date in respect thereof shall be deemed to be the 20th day after the date on which such a request is received. Notwithstanding anything in Section 2 of this Article III to the contrary, no record date shall be fixed if the Board determines that the demand or demands that would otherwise be submitted following such record date could not comply with the requirements set forth in Section 2(E) of this Article III.

(D) Without qualification, a special meeting of the stockholders shall not be called pursuant to Section 2 of this Article III unless stockholders of record as of the record date fixed in accordance with Section 2C) of this Article III who hold, in the aggregate, at least a majority of shares of the Voting Stock (as such term is defined in the Certificate of Incorporation) timely provide one or more demands to call such special meeting in writing and in proper form to the President at the principal executive offices of the Company. Only stockholders of record on the record date shall be entitled to demand that the President of the Company call a special meeting of stockholders pursuant to Section 2 of this Article III. To be timely, a stockholder’s demand to call a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Company not later than the 60th day following the record date fixed in accordance with Section 2(C) of this Article III. To be in proper form for purposes of Section 2 of this Article III, a demand to call a special meeting shall set forth (i) the business proposed to be conducted at the special meeting, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration, and (iii) the information required to be included in a stockholder’s notice by Section 1(B) of this Article III. A stockholder may revoke a demand to call a special meeting by written revocation delivered to the President at any time prior to the special meeting. If any such revocation(s) are received by the President after the President’s receipt of written demands from the holders of at least a majority of shares of the Voting Stock, and as a result of such revocation(s), there no longer are unrevoked demands from the holders of at least a majority of shares of the Voting Stock to call a special meeting, the Board shall have the discretion to determine whether or not to proceed with the special meeting.

(E) The President shall not accept, and shall consider ineffective, a written demand from a stockholder to call a special meeting (i) that does not comply with Section 2 of this Article III, (ii) that relates to an item of business to be transacted at such meeting that is not the proper subject for stockholder action under applicable law, (iii) that includes an item of business to be transacted at such meeting that did not appear on the written request that resulted in the determination of the record date (the “Current Record Date”) to determine the stockholders entitled to submit such written demand, (iv) that relates to an item of business (other than the election of Directors) that is identical or substantially similar to an item of business (a “Similar Item”) for which a record date (other than the Current Record Date) was previously fixed and such demand is delivered between the time beginning on the 61st day after such previous record date and ending on the one-year anniversary of such previous record date, (v) if a Similar Item will be submitted for stockholder approval at any stockholder meeting to be held on or before the 90th day after the President receives such demand, or (vi) if a Similar Item has been presented at the most recent annual meeting or at any special meeting held within one year prior to receipt by the President of such demand to call a special meeting.

(F) After receipt of demands in proper form and in accordance with Section 2 of this Article III from a stockholder or stockholders holding at least a majority of shares of the Voting Stock, the Board shall duly call, and determine the place, date and time of, a special meeting of stockholders for the purpose or purposes and to conduct the business specified in the demands received by the Company. Notwithstanding anything herein to the contrary, the Board may submit its own proposal or proposals for consideration at such a special meeting. The record date for such a special meeting shall be fixed in accordance with Section 2(C) of this Article III. The Board shall provide written notice of such special meeting to the stockholders in accordance with Section 4 of this Article III.

(G) In connection with a special meeting called in accordance with Section 2 of this Article III, the stockholder or stockholders who requested that the Board fix a record date in accordance with Section 2 of this Article III or who delivered a demand to call a special meeting to the President shall further update and supplement the information previously provided to the Company in connection with such request or demand, if necessary, so that the information provided or required to be provided in such request or demand pursuant to Section 2 of this Article III shall be true and correct as of the record date for the special meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the President at the principal executive offices of the Company not later than five business days after the record date for the special meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight business days prior to the date for the meeting, if practicable (or, if not practicable, the first practicable date prior to) any adjournment or postponement thereof (in the case of the update and supplement required to be made as of 10 business days prior to the special meeting or any adjournment or postponement thereof).

(H) Notwithstanding anything herein to the contrary, the President shall not be required to call a special meeting pursuant to Section 2 of this Article III except in accordance with Section 2 of this Article III. If the Board shall determine that any request to fix a record date or demand to call and hold a special meeting was not properly made in accordance with Section 2 of this Article III, or shall determine that the stockholder or stockholders requesting that the Board fix such record date or submitting a demand to call the special meeting have not otherwise complied with Section 2 of this Article III, then the Board shall not be required to fix a record date or to call and hold the special meeting. In addition to the requirements of Section 2 of this Article III, each stockholder submitting a request or demand hereunder shall comply with all requirements of applicable law, including all requirements of the Exchange Act, with respect to any request to fix a record date or demand to call a special meeting.

Section 3. Place of Meetings. All meetings of the stockholders shall be held at such place, if any, either within or without the State of Delaware, as shall be designated in the notice of such meeting. The Board may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as authorized by the Delaware General Corporation Law. If authorized by the Board, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication, participate and be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that: (a) the Company shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder; (b) the Company shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (c) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Company.

Section 4. Notice of Meetings and Adjourned Meetings. Written or other proper notice of any meeting of stockholders stating the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, the information needed to access the stockholders’ list during the meeting if the meeting is held by means of remote communication and the purpose or purposes for which the meeting is called, shall be given to each stockholder entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the meeting. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Company under any provision of these Amended and Restated By-laws (the “By-laws”) or otherwise shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given; any such consent shall be deemed revoked if (a) the Company is unable to deliver by electronic transmission two consecutive notices given by the Company in accordance with such consent, and (b) such inability becomes known to the Secretary or an Assistant Secretary of the Company or to the transfer agent, or other person responsible for the giving of notice; provided, however, that the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given pursuant to the preceding sentence shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting, and (B) the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the stockholder in the manner consented to by the stockholder.

When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

For purposes of these By-laws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Section 5. Stockholders’ List. The officer who has charge of the stock ledger of the Company shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting, either (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Company. If the meeting is to be held at a place, the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list also shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 6. Quorum. At any meeting of the stockholders, except as otherwise provided by the Delaware General Corporation Law, the Certificate of Incorporation, or these By-Laws, a majority of the shares entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business; provided, that no action required by the Certificate of Incorporation or these By-laws to be authorized or taken by a designated proportion of shares may be authorized or taken by a lesser proportion; provided, further, that where a separate vote by a class or classes of shares is required by law, the Certificate of Incorporation or these By-laws, a majority of the outstanding shares of such class or classes, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote. If such quorum shall not be present or represented by proxy at any meeting of the stockholders, the stockholders present in person or represented by proxy shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented by proxy.

Section 7. Voting. In all matters other than the election of Directors and other than any matters upon which by express provision of the Delaware General Corporation Law, the Certificate of Incorporation or of these By-laws a different vote is required, the vote of a majority of the shares entitled to vote on the subject matter and present in person or represented by proxy at the meeting shall be the act of the stockholders. Directors shall be elected by a plurality of the votes of the shares entitled to vote on the election of Directors and present in person or represented by proxy at the meeting. Except as otherwise provided in the Certificate of Incorporation, each stockholder entitled to vote at any meeting of the stockholders shall be entitled to one vote for each share of capital stock held by such stockholder.

Section 8. Proxies. Each stockholder entitled to vote at a meeting of the stockholders may authorize, by any means permitted pursuant to the Delaware General Corporation Law and approved by the Board, another person or persons to act for him by proxy. No such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

Section 9. Inspectors. The Board shall, in advance of any meeting of stockholders, appoint one or more inspectors of election to act as judges of the voting, to determine those entitled to vote at any such meeting, or any adjournments thereof, and to make a written report of any such meeting. The Board may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the presiding officer of the meeting may appoint one or more substitute inspectors.

Section 10. Action of Stockholders Without a Meeting. Pursuant to the Company’s Certificate of Incorporation, the right of the stockholders to take any action by consent in writing without a regular or special meeting of the stockholders is expressly denied.

Section 11. Order of Business. The Chairman, or such other officer of the Company designated by a majority of the Board, will call meetings of the stockholders to order and will act as presiding officer thereof. Unless otherwise determined by the Board prior to the meeting, the presiding officer of the meeting of the stockholders will also determine the order of business and have the authority in his or her sole discretion to regulate the conduct of any such meeting, including without limitation by imposing restrictions on the persons (other than stockholders of the Company or their duly appointed proxies) that may attend any such stockholders’ meeting, by ascertaining whether any stockholder or his proxy may be excluded from any meeting of the stockholders based upon any determination by the presiding officer, in his sole discretion, that any such person has unduly disrupted or is likely to disrupt the proceedings thereat, and by determining the circumstances in which any person may make a statement or ask questions at any meeting of the stockholders.

Section 12. Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee for election or re-election as a Director of the Company, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Section 1 of this Article III) to the Secretary at the principal executive offices of the Company a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement

(in the form provided by the Secretary upon written request) that such person (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a Director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a Director of the Company, with such person’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed therein, and (C) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a Director of the Company, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.

Section 13. General.

(1) Only such persons who are nominated in accordance with the procedures set forth in this Article III shall be eligible to serve as Directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Article III. Except as otherwise provided herein, by law or by the Certificate of Incorporation, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Article III and, if any proposed nomination or business is not in compliance with this Article III, to declare that such defective proposal or nomination shall be disregarded.

(2) For purposes of this Article III, “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(3) Notwithstanding the foregoing provisions of this Article III, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Article III; provided, however, that any references herein to the Exchange Act or the rules or regulations promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant hereto. Nothing in this Article III shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock if and to the extent provided for herein, by law or by the Certificate of Incorporation.

ARTICLE IV

BOARD OF DIRECTORS

Section 1. General Powers. The business and affairs of the Company shall be managed by or under the direction of a Board, except as may be otherwise provided in the Delaware General Corporation Law or in the Certificate of Incorporation.

Section 2. Number, Election, and Terms. Subject to the rights, if any, of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, and to the minimum and maximum number of authorized Directors provided in the Certificate of Incorporation, the authorized number of Directors may be determined from time to time by (i) resolution of the Board adopted by the affirmative vote of a majority of the entire Board or (ii) by the affirmative vote of the holders of a majority of shares of the Voting Stock at any annual meeting of stockholders called for that purpose at which a quorum is present; provided, however, that the number of Directors fixed by the stockholders at any meeting many not be greater by more than one Director than the number fixed or authorized at the next preceding annual meeting of stockholders, and, provided, further, that no reduction in the number of Directors by the stockholders shall of itself have the effect of shortening the term of any incumbent Director. Directors may, but need not, be stockholders. The Directors, other than those who may be elected by the holders of any series of Preferred Stock, will be classified with respect to the time for which they severally hold office in accordance with the Certificate of Incorporation.

Section 3. Removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, any Director may be removed from office by the stockholders only for cause and only in the manner provided in the Certificate of Incorporation and, if applicable, any amendment to this Section 3.

Section 4. Vacancies and Newly Created Directorships. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause will be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director. Any Director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor is elected and qualified. No decrease in the number of Directors constituting the Board will shorten the term of an incumbent Director.

Section 5. Resignation. Any Director may resign at any time upon notice given in writing or by electronic transmission to the Company. A resignation from the Board shall be deemed to take effect immediately upon receipt of such notice or at such other time as the Director may specify in such notice.

Section 6. Annual Meeting. Immediately following each annual meeting of stockholders for the election of Directors, the Board may meet for the purpose of organization, the election of officers and the transaction of other business at the place, if any, where the annual meeting of stockholders for the election of Directors is held. Notice of such meeting need not be given. Such meeting may be held at any other time or place, if any, which shall be specified in a notice given as hereinafter provided for special meetings of the Board or in a consent and waiver of notice thereof signed by all of the Directors.

Section 7. Regular Meetings. Regular meetings of the Board may be held at such places (within or without the State of Delaware), if any, and at such times as the Board shall by resolution determine. If any day fixed for a regular meeting shall be a legal holiday at the place where the meeting is to be held, then the meeting which would otherwise be held on that day shall be held at such place, if any, at the same hour and on the next succeeding business day not a legal holiday. Notice of regular meetings need not be given.

Section 8. Special Meetings. Special meetings of the Board shall be held whenever called by the Chairman of the Board, President or by any two of the Directors. Notice of each such meeting shall be mailed to each Director, addressed to him at his residence or usual place of business, at least three days before the day on which the meeting is to be held, or shall be sent to him by telegram or cablegram so addressed, or shall be delivered personally or by telephone or telecopy or other electronic or wireless means, at least 24 hours before the time the meeting is to be held. Each such notice shall state the time and place (within or without the State of Delaware), if any, of the meeting but need not state the purposes thereof, except as otherwise required by the Delaware General Corporation Law or by these By-laws.

Section 9. Quorum: Voting Adjournment. Except as otherwise provided by the Certificate of Incorporation or by these By-laws, a majority of the total number of Directors shall constitute a quorum for the transaction of business at any meeting, and the vote of a majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board. In the absence of a quorum, the Director or Directors present at any meeting may adjourn such meeting from time to time until a quorum shall be present. Notice of any adjourned meeting need not be given.

Section 10. Communications. Members of the Board, or of any committee thereof, may participate in a meeting of such board or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 10 shall constitute presence in person at such meeting.

Section 11. Action of Directors Without a Meeting. Except as may be otherwise provided for in the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or such committee, as the case may be, consent thereto in writing or by electronic transmission, and such written consent or consents or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or such committee. Such filings shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 12. Compensation. The Board may establish the compensation for, and reimbursement of the expenses of, Directors for membership on the Board and on committees of the Board, attendance at meetings of the Board or committees of the Board, and for other services by Directors to the Company or any of its majority-owned subsidiaries. Nothing herein contained shall be construed so as to preclude any Director from serving the Company in any other capacity, or from serving any of its stockholders, subsidiaries or affiliated corporations in any capacity, and receiving compensation therefor.

Section 13. Committees. The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of three or more of the Directors of the Company. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Subject to the limitations of Section 141(c) of the Delaware General Corporation Law, as amended from time to time (or of any successor thereto, however denominated), any such committee, to the extent provided in the Board resolution, shall have and may exercise the powers and authority of the Board in the management of the business and affairs of the Company, and may authorize the seal of the Company (if any) to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

ARTICLE V

NOTICES

Section 1. Notices. Whenever, under the provisions of the Delaware General Corporation Law or of the Certificate of Incorporation or these By-laws, notice is required to be given to any Director or stockholder, it shall not be necessary that personal notice be given, and such notice may be given in writing, by mail, addressed to such Director or stockholder, at his address as it appears on the records of the Company or at his residence or usual place of business, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice also may be given in any other proper form, as authorized by the Delaware General Corporation Law. Notice that is given by facsimile shall be deemed delivered when sent to a number at which any Director or stockholder has consented to receive such notice.

Notice by telegram or cablegram shall be deemed to be given when the same shall be filed. Notice that is given in person or by telephone shall be deemed to be given when the same shall be delivered. Without limiting the manner by which notice otherwise may be given effectively to any Director or stockholder, any notice given under any provision of these By-laws shall be effective if given by a form of electronic transmission consented to by such person. Notice given by electronic mail shall be deemed delivered when directed to an electronic mail address at which such person has consented to receive notice and notice given by a posting on an electronic network together with separate notice to such person of such specific posting shall be deemed delivered upon the later of (a) such posting and (b) the giving of such separate notice. Notice given by any other form of electronic transmission shall be deemed given when directed to any Director or stockholder in the manner consented to by such Director or stockholder.

Section 2. Waiver of Notice. Whenever any notice is required to be given under any provision of the Delaware General Corporation Law or of the Certificate of Incorporation or these By-laws, a written waiver, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

ARTICLE VI

OFFICERS

Section 1. Officers. The officers of the Company shall be a President, a Secretary, a Treasurer and, if the Board shall so determine, or as may be deemed necessary by the Board from time to time, a Chairman of the Board, one or more Vice Presidents and other officers and assistant officers. The Chairman of the Board, if any, shall be chosen from among the members of the Board; however; none of the other officers need be a Director. Any number of offices may be held by the same person.

Section 2. Election of Officers. Each officer of the Company shall be elected by the Board and shall hold office at the pleasure of the Board until his successor has been elected or until his earlier resignation or removal.

Section 3. Resignation. Any officer may resign at any time by giving written notice of his resignation to the Company. Any such resignation shall take effect immediately upon receipt of such notice or at such other time specified in such notice. Unless otherwise specified in such notice, the acceptance of such resignation by the Company shall not be necessary to make it effective.

Section 4. Removal. Any officer may be removed at any time, either with or without cause, by action of the Board.

Section 5. Vacancies. A vacancy in any office because of death, resignation, removal or any other reason shall be filled by the Board.

Section 6. Powers and Duties. All officers, as between themselves and the Company, shall have such authority and perform such duties as are customarily incident to their respective offices, and as may be specified from time to time by the Board, regardless of whether such authority and duties are customarily incident to such office. In the absence of any officer of the Company, or for any other reason the Board may deem sufficient, the Board may delegate for the time being the powers or duties of such officer, or any of them, to any other officer or to any Director. The Board may from time to time delegate to any officer the authority to appoint and remove subordinate officers and to prescribe their authority and duties.

Section 7. Compensation. The compensation of the officers and agents of the Company shall be fixed by the Board and the Board may delegate such authority to a committee of the Board or to any one or more officers of the Company.

ARTICLE VII

SHARES AND THEIR TRANSFER

Section 1. Share Certificates. Shares of stock of the Company may be certificated or uncertificated, as provided under the Delaware General Corporation Law. Each stockholder, upon written request to the transfer agent or registrar of the Company, shall be entitled to a certificate of stock of the Company in such form as may from time to time be prescribed by the Board, subject to applicable legal requirements. Each such certificate will be numbered and its issuance recorded in the books of the Company, and such certificate will exhibit the holder’s name and the number of shares and will be signed by, or in the name of, the Company by the Chairman of the Board or the President and the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer, and will also be signed by, or bear the facsimile signature of, a duly authorized officer or agent of any properly designated transfer agent of the Company. Any or all of the signatures and the seal of the Company, if any, upon such certificates may be facsimiles, engraved, or printed. Such certificates may be issued and delivered notwithstanding that the person whose facsimile signature appears thereon may have ceased to be such officer at the time the certificates are issued and delivered.

Section 2. Classes of Stock. The designations, powers, preferences and relative, participating, optional or other special rights of the various classes of stock or series thereof, and the qualifications, limitations or restrictions thereof, will be set forth in full or summarized on the face or back of the certificates which the Company issues to represent its stock or, in lieu thereof, such certificates will set forth the office of the Company from which the holders of certificates may obtain a copy of such information at no charge. For uncertificated shares, the holder thereof may obtain a copy of the information described in this section upon written request to the Company at no charge to such holder.

Section 3. Lost, Stolen or Destroyed Certificates. The Board may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate for stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the Company a bond in such sum as it may direct as indemnity against any claim that may be made against the Company with respect to the certificate or certificates alleged to have been lost, stolen or destroyed. However, if such shares have ceased to be certificated, a new certificate shall be issued only upon written request to the transfer agent or registrar of the Company.

Section 4. Transfers. Subject to any restrictions on transfer and unless otherwise provided by the Board, shares of stock of the Company may be transferred only on the books of the Company, if such shares are certificated, by the surrender to the Company or its transfer agent of the certificate therefore properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, or upon proper instructions from the holder of uncertificated shares, in each case with such proof of the authenticity of signature as the Company or its transfer agent may reasonably require.

Section 5. Record Dates. In order that the Company may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to receive payment of any dividend or other distribution or allotment of any rights, or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing such record date is adopted by the Board. In the case of (a) a meeting, such record date also shall not be more than 60 nor less than 10 days before the date of such meeting; or (b) the payment of any dividend or other distribution, allotment of any rights, exercise of any rights in respect of any change, conversion or exchange of stock or any other lawful action, such record date also shall not be more than 60 days prior to such action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

Section 6. Protection of Corporation. The Company shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VIII

BANKING

All funds of the Company not otherwise employed shall be deposited from time to time to the credit of the Company in such banks, trust companies or other depositaries as the Board may authorize. The Board may make such special rules and regulations with respect to such bank accounts, not inconsistent with the provisions of these By-laws, as it may deem expedient. For the purpose of deposit and for the purpose of collection for the account of the Company, checks, drafts and other orders for the payment of money which are payable to the order of the Company shall be endorsed, assigned and delivered by such person or persons and in such manner as may from time to time be authorized by the Board.

ARTICLE IX

FORM OF RECORDS

Any records maintained by the Company in the regular course of its business, including its stock ledger, books of account and minute books, may be kept in any manner authorized by the Delaware General Corporation Law, including by means of, or in the form of, any storage device or method, provided that records so kept can be converted into clearly legible paper form within a reasonable time. The Company shall so convert any records kept in such manner upon the request of any person entitled to inspect such records pursuant to the Delaware General Corporation Law.

ARTICLE X

RELIANCE ON BOOKS, REPORTS AND RECORDS

Each Director, each member of a committee designated by the Board, and each officer of the Company will, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports, or statements presented to the Company by any of the Company’s officers or employees, or committees of the Board, or by any other person or entity as to matters the Director, committee member, or officer believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

ARTICLE XI

CORPORATE SEAL

The corporate seal of the Company shall be in circular form and shall contain the name of the Company. Failure to affix the corporate seal to any instrument executed on behalf of the Company shall not affect the validity of such instrument.

ARTICLE XII

EMERGENCY BY-LAWS

The Board may adopt, either before or during an emergency, as that term is defined by the Delaware General Corporation Law, any emergency by-laws permitted by the Delaware General Corporation Law which shall be operative only during such emergency. In the event the Board does not adopt any such emergency by-laws, the special rules provided in the Delaware General Corporation Law shall be applicable during an emergency as therein defined.

ARTICLE XIII

SECTION HEADINGS

The headings contained in these By-laws are for reference purposes only and shall not be construed to be part of and shall not affect in any way the meaning or interpretation of these By-laws.

ARTICLE XIV

AMENDMENTS

Except as otherwise provided by law or by the Certificate of Incorporation or these By-Laws, these By-Laws or any of them may be amended in any respect or repealed at any time, either (i) at any meeting of stockholders, provided that any amendment or supplement proposed to be acted upon at any such meeting has been described or referred to in the notice of such meeting; and provided, however, that the affirmative vote of at least 80% of the Voting Stock, voting together as a single class, is required to amend, or repeal, or to adopt any provision inconsistent with, Article IV, Section 2, relating to the number, election and terms of office of Directors, or (ii) at any meeting of the Board, provided that no amendment adopted by the Board may vary or conflict with any amendment adopted by the stockholders in accordance with the Certificate of Incorporation and these By-Laws.

ARTICLE XV

STOCKHOLDER NOMINATIONS INCLUDED IN THE COMPANY’S PROXY MATERIALS

(a) Inclusion of Nominees in Proxy Statement. Subject to the provisions of Article III, Section 1(B) and this Article XV, if expressly requested in the relevant Nomination Notice (as defined below), the Company shall include in the Company’s proxy statement for any annual meeting of the stockholders:

(i) the names of any person or persons nominated for election (each, a “Nominee”), which shall also be included on the Company’s form of proxy and ballot, by any Eligible Holder (as defined below) or group of up to 20 Eligible Holders that has (individually and collectively, in the case of a group) satisfied, as determined by the Board, all applicable conditions and complied with all applicable procedures set forth in this Article XV (such Eligible Holder or group of Eligible Holders being a “Nominating Stockholder”);

(ii) disclosure about each Nominee and the Nominating Stockholder required under the rules of the Securities and Exchange Commission or other applicable law to be included in the Company’s proxy statement;

(iii) any statement included by the Nominating Stockholder in the Nomination Notice for inclusion in the Company’s proxy statement in support of each Nominee’s election to the Board (subject, without limitation, to Section (e)(ii) hereof), so long as such statement does not exceed 500 words and fully complies with Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a-9 (the “Supporting Statement”); and

(iv) any other information that the Company or the Board determines, in their discretion, to include in the Company’s proxy statement relating to the nomination of each Nominee, including, without limitation, any statement in opposition to the nomination, any of the information provided pursuant to this Section and any solicitation materials or related information with respect to a Nominee.

For purposes of this Article XV, any determination to be made by the Board may be made by the Board, a committee of the Board or any officer of the Company designated by the Board or a committee of the Board, and any such determination shall be final and binding on the Company, any Eligible Holder, any Nominating Stockholder, any Nominee and any other person so long as made in good faith (without any further requirements). The chairman of any annual meeting of the stockholders, in addition to making any other determinations that may be appropriate to the conduct of the annual meeting, shall have the power and duty to determine whether a Nominee has been nominated in accordance with the requirements of this Article XV and, if not so nominated, shall direct and declare at the annual meeting that such Nominee shall not be considered.

(b) Maximum Number of Nominees.

(i) The Company shall not be required to include in the proxy statement for an annual meeting of the stockholders more Nominees than that number of Directors constituting the greater of (i) two or (ii) 20% of the total number of Directors of the Company on the last day on which a Nomination Notice may be submitted pursuant to this Article XV (rounded down to the nearest whole number) (the “Maximum Number”). The Maximum Number for a particular annual meeting shall be reduced by: (1) Nominees who the Board itself decides to nominate for election at such annual meeting, including pursuant to an agreement, arrangement or other understanding with a stockholder or group of stockholders; (2) Nominees who cease to satisfy, or Nominees of Nominating Stockholders that cease to satisfy, the eligibility requirements in this Article XV, as determined by the Board; (3) Nominees whose nomination is withdrawn by the Nominating Stockholder or who become unwilling to serve on the Board; and (4) the number of incumbent Directors who had been Nominees with respect to any of the preceding three annual meetings of the stockholders. In the event that one or more vacancies for any reason occurs on the Board after the deadline for submitting a Nomination Notice as set forth in Section (d) below but before the date of the annual meeting, and the Board resolves to reduce the size of the Board in connection therewith, the Maximum Number shall be calculated based on the number of Directors in office as so reduced.

(ii) If the number of Nominees pursuant to this Article XV for any annual meeting of the stockholders exceeds the Maximum Number, then, promptly upon notice from the Company, each Nominating Stockholder will select one Nominee for inclusion in the Company’s proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Nominating Stockholder’s Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Stockholder has selected one Nominee. If, after the deadline for submitting a Nomination Notice as set forth in Section (d) hereof, a Nominating Stockholder or a Nominee ceases to satisfy the eligibility requirements in this Article XV, as determined by the Board, a Nominating Stockholder withdraws its nomination or a Nominee becomes unwilling to serve on the Board, whether before or after the mailing or other distribution of the Company’s definitive proxy statement, then the nomination shall be disregarded, and the Company: (1) shall not be required to include in the Company’s proxy statement or on any ballot or form of proxy the disregarded Nominee or any successor or replacement nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder and (2) may otherwise communicate to the Company’s stockholders, including without limitation by amending or supplementing the Company’s proxy statement or ballot or form of proxy, that a Nominee will not be included as a nominee in the Company’s proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.

(c) Eligibility of Nominating Stockholder.

(i) An “Eligible Holder” is a person who has either (1) been a record holder of the shares of common stock used to satisfy the eligibility requirements in this Section (c) continuously for the three-year period specified in Subsection (ii) below or (2) provides to the Secretary of the Company, within the time period referred to in Section (d) hereof, evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the Board of Directors determines would be deemed acceptable for purposes of a shareholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule).

(ii) An Eligible Holder or group of up to 20 Eligible Holders may submit a nomination in accordance with this Article XV only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) of shares of the Company’s common stock throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to own at least the Minimum Number through the date of the annual meeting. Two or more funds that are

(x) under common management and investment control, (y) under common management and funded primarily by a single employer or (z) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one Eligible Holder if such Eligible Holder shall provide together with the Nomination Notice documentation reasonably satisfactory to the Company that demonstrates that the funds meet the criteria set forth in (x), (y) or (z) hereof. For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations for an individual Eligible Holder that are set forth in this Article XV, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. Should any stockholder cease to satisfy the eligibility requirements in this Article XV, as determined by the Board, or withdraw from a group of Eligible Holders at any time prior to the annual meeting of the stockholders, the group of Eligible Stockholders shall only be deemed to own the shares held by the remaining members of the group.

(iii) The “Minimum Number” of shares of the Company’s common stock means 3% of the number of outstanding shares of common stock as of the most recent date for which such amount is given in any filing by the Company with the Securities and Exchange Commission prior to the submission of the Nomination Notice.

(iv) For purposes of this Article XV, an Eligible Holder “owns” only those outstanding shares of common stock of the Company as to which the Eligible Holder possesses both:

(A) the full voting and investment rights pertaining to the shares; and

(B) the full economic interest in (including the opportunity for profit and risk of loss on) such shares;

provided that the number of shares calculated in accordance with clauses (A) and (B) shall not include (and, to the extent any of the following arrangements have been entered into by affiliates of the Eligible Holder, shall be reduced by) any shares: (1) purchased or sold by such Eligible Holder or any of its affiliates in any transaction that has not been settled or closed, (2) sold short by such Eligible Holder, (3) borrowed by such Eligible Holder or any of its affiliates for any purpose or purchased by such Eligible Holder or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person, or (4) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by or effecting such Eligible Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares, cash or other consideration, in any such case which instrument or agreement has, or is intended to have, or if exercised by either party thereto would have, the purpose or effect of: (x) reducing in any manner, to any extent or at any time in the future, such Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Eligible Holder or any of its affiliates.

An Eligible Holder “owns” shares of common stock of the Company held in the name of a nominee or other intermediary so long as the Eligible Holder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the

Eligible Holder has delegated any voting power over such shares by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has loaned such shares, provided that the Eligible Holder has the power to recall such loaned shares on not more than three business days’ notice, has recalled such loaned shares as of the date of the Nomination Notice and continues to hold such shares through the date of the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Company are “owned” for these purposes shall be determined by the Board.

(v) No Eligible Holder shall be permitted to be in more than one group constituting a Nominating Stockholder, and if any Eligible Holder appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest ownership position as reflected in the Nomination Notice. A record holder acting on behalf of one or more beneficial owners will not be counted separately as a stockholder with respect to the shares owned by such beneficial owner(s). Each such beneficial owner will be counted separately as a stockholder with respect to the shares owned by such beneficial owner.

(d) Nomination Notice. To nominate a Nominee, the Nominating Stockholder must, no earlier than 150 calendar days and no later than 120 calendar days before the anniversary of the date that the Company mailed the Company’s proxy statement for the prior year’s annual meeting of the stockholders, submit to the Secretary at the principal executive office of the Company all of the following information and documents (collectively, the “Nomination Notice”); provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 60 days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Nomination Notice shall be given in the manner provided herein by the later of the close of business on the date that is 180 days prior to such Other Meeting Date or the tenth day following the date such Other Meeting Date is first publicly announced or disclosed:

(i) A Schedule 14N (or any successor form) relating to each Nominee, completed and filed with the Securities and Exchange Commission by the Nominating Stockholder as applicable, in accordance with Securities and Exchange Commission rules;

(ii) A written notice, in a form deemed satisfactory by the Board, of the nomination of each Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including each group member):

(A) the information required with respect to the nomination of Directors pursuant to Article III, Section 1(B) hereof;

(B) the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;

(C) a representation and warranty that the Nominating Stockholder acquired the shares of common stock of the Company in the ordinary course of business and did not acquire, and is not holding, shares of common stock of the Company for the purpose or with the effect of influencing or changing control of the Company, and does not presently have such intent;

(D) a representation and warranty that each Nominee’s candidacy or, if elected, Board membership would not violate applicable state or federal law or the rules of any stock exchange on which the Company’s shares of common stock are traded;

(E) a representation and warranty that each Nominee:

(1) does not have any direct or indirect relationship with the Company other than those that have been deemed categorically immaterial under the Company’s policy on Director independence as most recently published on its website and otherwise qualifies as independent under the rules of the primary stock exchange on which the Company’s shares of common stock are traded;

(2) meets the audit committee and compensation committee independence requirements under the rules of the primary stock exchange on which the Company’s shares of common stock are traded;

(3) is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule); and

(4) is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of such Nominee;

(F) a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section (c) and has provided evidence of ownership to the extent required by Section (c)(i);

(G) a representation and warranty that the Nominating Stockholder intends to continue to satisfy the eligibility requirements described in Section (c) through the date of the annual meeting and a statement regarding the Nominating Stockholder’s intent with respect to continued ownership of the Minimum Number of shares for at least one year following the annual meeting;

(H) details of any position of a Nominee as an officer or director of any competitor (that is, any entity that produces products or provides services that compete with or are alternatives to the products produced or services provided by the Company or its affiliates) of the Company, within the three years preceding the submission of the Nomination Notice;

(I) a representation and warranty that the Nominating Stockholder will not engage in a “solicitation” within the meaning of Rule 14a-1(l) (without reference to the exception in Section 14a-1(l)(2)(iv)) (or any successor rules) with respect to the annual meeting, other than with respect to a Nominee or any nominee of the Board;

(J) a representation and warranty that the Nominating Stockholder will not use any proxy card or proxy statement other than the Company’s proxy card and proxy statement in soliciting stockholders in connection with the election of a Nominee at the annual meeting;

(K) a representation and warranty that the Nominating Stockholder, or the designated lead group member, as applicable, or any qualified representative thereof will appear at the annual meeting of the stockholders to present the nomination submitted pursuant to this Article XV;

(L) if desired, a Supporting Statement; and

(M) in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination;

(iii) An executed agreement, in a form deemed satisfactory by the Board, pursuant to which the Nominating Stockholder (including each group member) agrees:

(A) to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;

(B) to file any written solicitation or other communication with the Company’s stockholders relating to one or more of the Company’s Directors or Director nominees or any Nominee with the Securities and Exchange Commission, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;

(C) to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication, or any information provided, by the Nominating Stockholder or any of its Nominees with the Company, its stockholders or any other person in connection with the nomination or election of Directors, including, without limitation, the Nomination Notice;

(D) to indemnify and hold harmless (jointly with all other group members, in the case of a group member) the Company and each of its Directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Company or any of its Directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Stockholder or any of its Nominees to comply with, or any breach or alleged breach of, its or their obligations, agreements or representations under this Article XV;

(E) in the event that any information included in the Nomination Notice, or any other communication by the Nominating Stockholder (including with respect to any group member), with the Company, its stockholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), or that the Nominating Stockholder (including any group member) has failed to continue to satisfy the eligibility requirements described in Section (c), to promptly (and in any event within 48 hours of discovering such misstatement, omission or failure) notify the Company and any other recipient of such communication of (A) the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission or (B) such failure; and

(iv) An executed agreement, in a form deemed satisfactory by the Board, by each Nominee:

(A) to provide to the Company such other information and certifications, including completion of the Company’s director questionnaire, representation and agreement required by Article III, Section 12 hereof, as it may reasonably request;

(B) at the reasonable request of the Governance and Nominating Committee, to meet with the Governance and Nominating Committee to discuss matters relating to the nomination of such Nominee to the Board, including the information provided by such Nominee to the Company in connection with his or her nomination and such Nominee’s eligibility to serve as a member of the Board;

(C) that such Nominee has read and agrees, if elected, to serve as a member of the Board, to adhere to the Company’s Corporate Governance Guidelines, The Values & Expectations of 168, Related Person Transaction Policy and any other Company policies and guidelines applicable to Directors; and

(D) that such Nominee is not and will not become a party to (i) any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with his or her nomination, service or action as a Director of the Company that has not been disclosed to the Company, (ii) any agreement, arrangement or understanding with any person or entity as to how such Nominee would vote or act on any issue or question as a Director (a “Voting Commitment”) that has not been disclosed to the Company or (iii) any Voting Commitment that could limit or interfere with such Nominee’s ability to comply, if elected as a Director of the Company, with its fiduciary duties under applicable law.

The information and documents required by this Section (d) to be provided by the Nominating Stockholder shall be: (i) provided with respect to and executed by each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Stockholder or group member that is an entity. The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section (d) (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Secretary.

(e) Exceptions.

(i) Notwithstanding anything to the contrary contained in this Article XV, the Company may omit from its proxy statement any Nominee and any information concerning such Nominee (including a Nominating Stockholder’s Supporting Statement) and no vote on such Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Company), and the Nominating Stockholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of such Nominee, if:

(A) the Company receives a notice pursuant to Article III, Section 1(B) hereof that a stockholder intends to nominate a candidate for Director at the annual meeting, whether or not such notice is subsequently withdrawn or made the subject of a settlement with the Company;

(B) the Nominating Stockholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the annual meeting of the stockholders to present the nomination submitted pursuant to this Article XV, the Nominating Stockholder withdraws its nomination or the chairman of the annual meeting declares that such nomination was not made in accordance with the procedures prescribed by this Article XV and shall therefore be disregarded;

(C) the Board determines that such Nominee’s nomination or election to the Board would result in the Company violating or failing to be in compliance with the Company’s By-laws or Certificate of Incorporation or any applicable law, rule or regulation to which the Company is subject, including any rules or regulations of the primary stock exchange on which the Company’s common stock is traded;

(D) such Nominee was nominated for election to the Board pursuant to this Article XV at one of the Company’s two preceding annual meetings of stockholders and either withdrew or became ineligible or received a vote of less than 25% of the shares of common stock entitled to vote for such Nominee;

(E) such Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended;

(F) such Nominee is or has been a named subject of a pending criminal proceeding (excluding non-criminal traffic violations) or has been convicted in such a criminal proceeding within the past ten (10) years, or who is or has been a named subject of any legal, regulatory or self-regulatory proceeding, action or settlement as a result of which the service of such Nominee on the Board would result in any restrictions on the ability of any of the Company or its affiliates to conduct business in any jurisdiction;

(G) such Nominee is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act; or

(H) the Company is notified, or the Board determines, that the Nominating Stockholder or the Nominee has failed to continue to satisfy the eligibility requirements described in Section (c), any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), such Nominee becomes unwilling or unable to serve on the Board or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Stockholder or such Nominee under this Article XV;

(ii) Notwithstanding anything to the contrary contained in this Article XV, the Company may omit from the Company’s proxy statement, or may supplement or correct, any information, including all or any portion of the Supporting Statement or any other statement in support of a Nominee included in the Nomination Notice, if the Board determines that:

(A) such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;

(B) such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or

(C) the inclusion of such information in the proxy statement would otherwise violate the Securities and Exchange Commission’s proxy rules or any other applicable law, rule or regulation.

Nothing in this Article XV shall limit the Company’s ability to solicit against and include in the Company’s proxy statement its own statements or other information relating any Eligible Stockholder, Nominating Stockholder or Nominee.